Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of the 7th day of December, 2010, effective December 7, 2010 (the “Effective Date”) by and among BRAZOS INTERNATIONAL EXPLORATION, INC., a Nevada corporation with its principal office 2818 Fort Hamilton Parkway, Brooklyn, NewYork, 11218 (the “Company”), and SAMUEL G. WEISS,  with a business address at 1660 NW 19th Avenue, Pompano Beach, Florida 33069 (“Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been serving as the Company’s chief executive officer and the parties wish to enter this agreement whereby the relationship between the parties shall be defined; and

WHEREAS, the Company desires to continue to engage Executive to serve at its chief executive officer on and subject to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.

Employment and Duties.

(a)

Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as chief executive officer, during the Term, as hereinafter defined.  As chief executive officer of the Company, Executive shall have the duties and responsibilities associated with the chief executive officer of a corporation.  Executive shall also perform such other duties and responsibilities as may be determined by the Company’s board of directors (the “Board”), as long as such duties and responsibilities are consistent with those of the Company’s chief executive officer.

(b)

During the Term, Executive shall serve, if elected, as a member of the Board or the board of directors of the parent or subsidiary or as an officer of a subsidiary as long as such services are reasonably related to his duties set forth in Section 1(a) of this Agreement.

(c)

The “Term” shall mean the period commencing on the Effective Date and ending one (1) year from the date of this Agreement, unless terminated earlier pursuant to Section 5 of this Agreement.

2.

Executive’s Performance.  Executive hereby accepts the employment contemplated by this Agreement. During the Term, Executive shall perform his duties diligently, in good faith and in a manner consistent with the best interests of the Company, and shall devote substantially all of his business time to the performance of his duties under this Agreement.

3.

Compensation and Other Benefits.  For his services during the Term, the Company shall issue Executive 3,000,000 shares of common stock of the Company upon signing this Agreement.

4.

Reimbursement of Expenses.  The Company shall reimburse Executive, upon presentation of proper expense statements, for all authorized in writing, ordinary and necessary out-of-pocket expenses reasonably incurred by Executive during the Term in connection with the performance of his services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy.

5.

Termination of Employment.

(a)

This Agreement and Executive’s employment shall terminate immediately upon his death.

(b)

This Agreement and Executive’s employment pursuant to this Agreement may be terminated by the Executive or the Company on not less than 30 days’ written notice in the event of Executive’s Disability. The term “Disability” shall mean any illness, disability or incapacity of the Executive which prevents him from substantially performing his regular duties for a period of two consecutive months or three months, even though not consecutive, in any twelve month period.

(c)

The Company may terminate this Agreement and Executive’s employment pursuant to this Agreement at anytime without notice.

6.

Trade Secrets and Proprietary Information.

(a)

Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future confidential information.  “Confidential information” shall mean all information of a proprietary or confidential nature relating to Covered Persons, including, but not limited to, such Covered Person’s trade secrets or proprietary information, confidential know-how, and marketing, services, products, business, research and development activities, inventions and discoveries, whether or not patentable, and information concerning such Covered Person’s services, business, customer or client lists, proposed services, marketing strategy, pricing policies and the requirements of its clients and relationships with its lenders, suppliers, licensors, licensees and others with which a Covered Person has a business relationship, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its businesses, any business in which it proposes to engage.  Executive agrees that he will not at any time use or disclose to any Person any confidential information relating to the Company or any affiliate of the Company or any client of the Company which provided confidential information to Executive; provided, however, that nothing in this Section 6(a) shall be construed to prohibit Executive from using or disclosing such information if he can demonstrate that such information (i) became public knowledge other than by or as a result of disclosure by a Person not having a right to make such disclosure or (ii) was disclosure that was authorized by the Company.  The term “Covered Person” shall include the Company, its parent and subsidiaries and any other Person who provides information to the Company pursuant to a secrecy or non-disclosure agreement.

(b)

In the event that any confidential information is required to be produced by Executive pursuant to legal process (including judicial process or governmental administrative subpoena), Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event Executive shall immediately notify the Company.  The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner so that Executive is not subject to penalties for failure to make such disclosure, Executive shall not make any disclosure until there has been a court determination on the Company’s objections.  If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Executive shall make disclosure only to the extent that disclosure is required by the court order, and Executive will exercise reasonable efforts at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(c)

Executive shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company or destroy all documents, papers, computer disks or other material in Executive’s possession or under Executive’s control which may contain or be derived from confidential information.  To the extent that any confidential information is on Executive’s hard drive or other storage media, he shall, upon the request of the Company, cause either such information to be erased from his computer disks and all other storage media or otherwise take reasonable steps to maintain the confidential nature of the material.

(d)

Executive further realizes that any trading in the Company’s common stock or other securities or aiding or assisting others in trading in the Company’s common stock or other securities, including disclosing any non-public information concerning the Company or its affiliates to a Person who uses such information in trading in the Company’s common stock or other securities, may constitute a violation of federal and state securities laws.  Executive will not engage in any transactions involving the Company’s common stock or other securities while in the possession of material non-public information in a manner that would constitute a violation of federal and state securities laws.

7.

Intentionally Left Blank.

8.

Intentionally Left Blank.

9.

Injunctive Relief. Executive agrees that his violation or threatened violation of any of the provisions of Section 6 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Executive from any violation or threatened violation of such provisions and compelling Executive to comply with such provisions. This Section 9 shall not affect or limit, and the injunctive relief provided in this Section 9 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Executive. Subject to Section 7(c) of this Agreement, the provisions of Sections 6 of this Agreement shall survive any termination of this Agreement and Executive’s employment and consulting relationship pursuant to this Agreement.

10.

Indemnification. The Company shall provide Executive with payment of legal fees and indemnification to the maximum extent permitted by the Company’s or the Company’s, as the case may be, certificate of incorporation, by-laws and applicable law.

11.

Representations by the Parties.

(a)

Executive represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

(b)

The Company represents, warrants and agrees that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

12.

Miscellaneous.

(a)

Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 12(a), to the parties at their respective addresses set forth at the beginning of this Agreement or by telecopier to the Company at (    )    -    or to Executive at 775-860-7203, with notice to the Company being sent to the attention of the individual who executed this Agreement on its behalf. Any party may, by like notice, change the Person, address or telecopier number to which notice is to be sent.  If no telecopier number is provided for Executive, notice to him shall not be sent by telecopier.

(b)

This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of Florida applicable to contracts executed and to be performed wholly within such State, without regard to principles of conflicts of laws.  Each party hereby (i) consents to the exclusive jurisdiction of the federal courts in Broward County, Florida, (ii) agrees that any process in any action commenced in such court under this Agreement may be served upon it or him personally, either (x) by certified or registered mail, return receipt requested, or by courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon such party, or (y) by any other method of service permitted by law, and (iii) waives any claim that the jurisdiction of any such court is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereof.

(c)

 If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 7 of this Agreement, so that it complies with applicable law.

(d)

This Agreement constitute the entire agreement of the Company and Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including any and all previous employment agreements or understandings, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)

No party shall have the right to assign or transfer any of its or his rights hereunder except that the Company’s rights and obligations may be assigned in connection with a merger of consolidation of the Company or a sale by the Company of all or substantially all of its business and assets.

(f)

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(g)

The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(h)

This Agreement may be executed in counterparts, each of which when so executed and delivered will be an original document, but both of which counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BRAZOS INTERNATIONAL EXPLORATION, INC.

By:/s/ Samuel G. Weiss

Name: Samuel G. Weiss

Title: CEO

EXECUTIVE:

/s/ Samuel G. Weiss

Samuel G. Weiss

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